As filed with the Securities and Exchange Commission on June 3, 2009

Registration No. 333-145155

UNITED STATES
SECURITIES AND EXCHNGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNION NATIONAL FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2415179 (I.R.S. Employer Identification No.)

UNION NATIONAL FINANCIAL
CORPORATION
570 Lausch Lane, Suite 300
Lancaster, Pennsylvania 17601
(717) 492-2222
(Address, including Zip Code, and telephone
number, including area code, of registrant’s
principal executive offices)

Mark D. Gainer, Chairman, President and Chief Executive
Officer
UNION NATIONAL FINANCIAL
CORPORATION
570 Lausch Lane, Suite 300
Lancaster, Pennsylvania 17601
(717) 492-2222
(Name, address, including Zip Code, and telephone
number, including area code, of agent for service)

With a Copy to:
G. Philip Rutledge, Esquire
Nicholas Bybel, Jr., Esquire
BYBEL RUTLEDGE LLP
1017 Mumma Road, Suite 302
Lemoyne, Pennsylvania 17043
(717) 731-1700

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 1 to the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

PROSPECTUS
UNION NATIONAL FINANCIAL CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

200,000 Shares of Common Stock
par value $0.25 per share

Union National Financial Corporation’s Dividend Reinvestment and Stock Purchase Plan provides holders of its common stock with a convenient way to purchase additional shares of its common stock by permitting participants in the plan to automatically reinvest cash dividends on all of their shares and to make voluntary cash contributions under terms of the plan. Participation in the plan is entirely voluntary.  Shareholders may join the plan and terminate participation in the plan at any time. We refer to Union National Financial Corporation as “Union National” throughout this prospectus.

The plan administrator will purchase shares of common stock acquired for the plan directly from Union National at fair market value, in open market purchases or in negotiated transactions. Union National is authorized to issue up to 200,000 shares of its common stock under this plan. As of the date of this prospectus, it had issued 4,190 shares of common stock under the plan.  This prospectus relates to approximately 195,810 shares remaining and authorized for issuance under the plan which shares are subject to adjustment for stock dividends and stock splits.

On June 2, 2009, the per share market price of the common stock was $4.30. Union National’s common stock is quoted on the OTC Bulletin Board under the symbol “UNNF.OB.” Dividends, if and when declared, will be reinvested under the terms of the plan. Shareholders may only participate in the plan with respect to all of their shares of common stock held of record in their name.

We provide a summary of the plan in this prospectus in a question and answer format. We encourage you to read it carefully. If you have any additional questions, please call the plan administrator at (800) 368-5948. We recommend that you retain this prospectus for future reference.

An investment in common stock held in the plan account has the same market risks as common stock held in certificate form. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.

The shares of common stock offered in this prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Neither Union National Financial Corporation nor its wholly-owned subsidiary, Union National Community Bank, has guaranteed the shares being offered. There can be no assurance that the trading price of the common stock being offered will not decrease at any time.

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 2 for a discussion of various factors that shareholders should consider about an investment in our common stock.

The date of this prospectus is June 3, 2009

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	2

EXPLANATION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN	9

General	9
Participation	10
Purchases	11
Voluntary Cash Payments	12
Costs	13
Reports to Participants	13
Certificates for Shares	13
Withdrawal of Shares in Plan Accounts	14
Discontinuation of Dividend Reinvestment	15
Federal Income Tax Information	16
Other Information	17

USE OF PROCEEDS	18

EXPERTS	18

LEGAL MATTERS	18

WHERE YOU CAN FIND MORE INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

INDEMNIFICATION OF OFFICERS AND DIRECTORS	19

SUMMARY

Union National Financial Corporation is a registered bank holding company incorporated in the Commonwealth of Pennsylvania. Our corporate offices are located at 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601, and our telephone number is (717) 492-2222.

Union National adopted its original Dividend Reinvestment and Stock Purchase Plan in 1995 to offer its shareholders an opportunity to purchase additional shares of Union National common stock automatically through the reinvestment of cash dividends and the ability to make optional voluntary cash purchases within limits prescribed by the plan.

From time to time, we have authorized increases in the number of shares available under the plan to meet the demands of our shareholders and we have amended the plan on November 9, 1995, February 1, 1997, February 25, 1999, June 28, 2007 and May 28, 2009. This prospectus describes our Dividend Reinvestment and Stock Purchase Plan in effect as of the date of this prospectus. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

If you own Union National common stock, directly or indirectly, you are eligible to enroll in the plan. You may enroll in the plan by completing an authorization form and returning it to:

Registrar and Transfer Company
Attention: Dividend Reinvestment
P.O. Box 664
Cranford, New Jersey 07016
(800) 368-5948
info@rtco.com
www.rtco.com

If you enroll in the plan, you must enroll all of the shares of which you are the owner of record. The administrator will use the cash dividends on your shares as well as any optional cash payments you make, to purchase additional shares of Union National common stock. Historically, we pay dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s optional cash purchase feature. Optional cash payment purchases must be made within the limits prescribed by the plan.

If we purchase shares of common stock on the open market or in negotiated transactions, the purchase price will be the participant’s pro rata share of the actual costs, excluding brokerage commissions incurred by the plan administrator for such purchases.

If we purchase common stock directly from Union National, the purchase price will be the fair market value of the common stock, as of the applicable investment date.  Until further notice, the purchase price of each share of common stock purchased by the plan on behalf of the participant directly from Union National (either as original issue or treasury shares) using voluntary cash payments will be 90% of the fair market value of the common stock as described herein.

If we purchase common stock from Union National, in the open market and/or negotiated transactions, the purchase price per share of common stock will be based on the weighted averages of the prices of all shares purchased.

If you do not choose to enroll in the plan, Union National will continue to send you cash dividends when and as if declared.

This  prospectus  constitutes  a part  of the  Registration  Statement  No.333-145155 filed by Union National with the U.S. Securities & Exchange Commission under the Securities Act of 1933 on August 6, 2007 and declared effective on August 21, 2007 relating to the common  stock  offered  in this prospectus.   This prospectus omits certain information contained in the registration statement, and reference is made to the registration statement and to its exhibits for further information with respect to Union National and the common stock offered in this prospectus.  Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by this reference.

No person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, that information or representation should not be relied upon as having been authorized.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any  jurisdiction to or from any  person  to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither delivery of this prospectus nor any sale of securities to which this prospectus relates shall, under any circumstance, create any implication that there has been no change in the affairs or condition of Union National since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for Union National shareholders. Nothing in this prospectus represents a recommendation by Union National or anyone else that a person buy or sell Union National common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in Union National common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide whether to purchase Union National common stock.

Issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

Union National’s Articles of Incorporation authorize the issuance of up to 20 million shares of common stock, par value $0.25 per share. The issuance of additional stock within these limits may not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of our stock. The issuance of additional shares also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Common stock.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to four (4) decimal places; thus, there will likely always be a fractional share in your plan account. This practice allows maximum investment of your dividends.

The plan does not represent a change in Union National’s dividend policy which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by Union National’s Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as if declared. We cannot provide any assurance whether, or at what rate, we will continue to pay dividends.

Issuance of preferred stock could adversely affect shareholders of common stock.

Union National’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.25 per share.  Therefore, Union National’s Board of Directors has the authority, without further shareholder approval, to create and issue a series of preferred stock and establish the number of shares constituting a series, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.  As of the date of this prospectus, there are no shares of preferred stock issued and outstanding.

Although the exact effect on the shareholders of common stock of the issuance of any series of preferred shares is unknown until the Board of Directors determines the specific terms of the series of preferred stock to be issued, some adverse effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, diluting the equity interest of the existing holders of common stock if the preferred stock is convertible into common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock.

Furthermore, the ability of Union National’s Board of Directors to issue additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of Union National Financial Corporation by tender offer or other means. These issuances therefore, could deprive shareholders of common stock of benefits that could result from such an attempt, such as the realization of a premium over the market price.

We rely on dividends from our subsidiaries for most of our revenue.

Union National is a separate and distinct legal entity from its subsidiaries.  It receives a substantial portion of its revenue from dividends from its subsidiary, Union National Community Bank. These dividends are the principal source of funds to pay dividends on our common stock and interest and principal on our debt. Various federal and/or state laws and regulations limit the amount of dividends that the Bank may pay. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations, or pay dividends on our common stock. The inability to receive dividends from the Bank could have a material adverse effect on our business, financial condition, and results of operations.

Regulatory restrictions may affect our ability to pay dividends.

Our ability to pay dividends to our shareholders is subject to, and limited by, certain legal and regulatory restrictions.

There is a limited public market for our stock.

There is a limited public market for Union National common stock and there is no assurance that a more liquid or active trading market will develop.  Although our common stock is quoted on the OTC Bulletin Board under the symbol UNNF.OB, the trading volume is less than that of many other financial services companies. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of the common stock or the expectation of these sales could cause our stock price to fall.  Also, in a less active market, you may not be able to sell your shares when you would like to sell them or at a price you want.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors, many of which have substantially larger resources.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

We are subject to extensive federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic controls, or new federal regulations may have in the future.

Possible changes to capital requirements may result in difficulties raising capital.

Bank regulatory authorities in the United States issue risk-based capital standards.  These capital standards relate a bank’s capital to the risk profile of its assets and provide the basis by which all banks are evaluated in terms of its capital adequacy.  Union National and Union National Community Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Regulatory capital requirements may be increased in the future.  Union National will closely monitor and evaluate its capital alternatives as the regulatory capital environment changes, and if regulatory capital requirements are changed.  Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material adverse effect on our consolidated financial statements.

Changes in interest rates could make us less profitable.

Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitive assets to interest rate sensitive liabilities. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could have an adverse effect on our results of operations and financial condition.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

We determine the adequacy of our allowance of loan losses on an ongoing basis by considering various factors, including:

•	An analysis of specific credit risks;
•	Industry concentrations;
•	Loan loss experience;
•	Current loan portfolio quality;
•	Current economic, political and regulatory conditions; and
•	Unidentified losses inherent in the current loan portfolio.

Changes in real estate values may adversely impact our loans that are secured by real estate.

A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are primarily concentrated in Lancaster County, Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Lancaster County, Pennsylvania, the value of the real estate collateral securing our loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

A downturn in the economic conditions in our market areas may adversely affect our business.

Our success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania and the specific local markets in which we operate. Unlike larger national or other regional banks that are more geographically diversified, we provide banking and financial services to customers primarily in Lancaster County, Pennsylvania. The local economic conditions in this area have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans, and the stability of our deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, natural disasters, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

New lines of business or new products and services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed.  In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations, and financial condition.

Our business relies heavily on information technology and any interruption or breach of security could have a material adverse effect on our reputation, financial condition and results of operation.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security of these systems could result in failures or disruptions in our customer relations, management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any internal control process and structure, however well designed and operated, can provide only reasonable, not absolute, assurances that the internal control objectives are met. Any failure or circumvention of our internal controls and procedures, or unintentional failure to comply with laws and regulations related to our internal controls and procedures could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers may make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue, and/or cause us to incur additional expenses. Severe weather or natural disasters, acts of war or terrorism, or other adverse external events may occur in the future. Although we have established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our Articles of Incorporation provide for the indemnification of directors, officers, and employees and limit the liability of directors.

Our Articles of Incorporation contain provisions limiting the liability of directors of Union National in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to Union National and shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, generally are unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce the recovery by Union National of monetary damages.

Our Articles of Incorporation and Bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the common stock.

Our Articles of Incorporation contain provisions that may be deemed “anti-takeover” in nature in that an affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock is required to approve a merger, consolidation, liquidation, dissolution or any other action that would result in the sale or other disposition of all or substantially all of the assets of Union National. These factors may give the Board of Directors increased power and control of Union National and give it the ability to deter a takeover offer that a majority of the shareholders view to be in their best interests because the offer includes a substantial premium over the market price of our common stock. In addition, these provisions may assist the current Board of Directors in retaining its position and enabling it to resist changes that the shareholders may want to make if dissatisfied with the conduct of Union National’s business.

Union National  has adopted a Shareholder Rights Plan which could deter, delay or prevent an acquisition and could adversely affect the price of the common stock.

On August 27, 2007, Union National entered into a Rights Agreement with Registrar and Transfer Company in which Union National declared a dividend distribution of one right for each outstanding share of common stock, par value $0.25 per share, of Union National to be distributed on September 15, 2007 to shareholders of record at the close of business on September 10, 2007 (the “Rights”).  Each Right entitles the registered holder to purchase from Union National one share of common stock at a price of $50.00 per share, subject to adjustments as provided in the Rights Agreement.  Initially, the Rights will be evidenced by all common stock certificates representing the shares then outstanding and no separate rights certificates will be distributed.

The Rights are not exercisable until the separation and distribution of Rights and will expire at the close of business on September 15, 2010, unless earlier redeemed by Union National.  The Rights will separate from the common stock and be distributed upon the occurrence of the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock of Union National or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or a group of affiliated or associated persons beneficially owning 15% or more of the outstanding shares of common stock of Union National.

In the event that (i) an Acquiring Person merges into Union National and Union National is the surviving corporation, (ii) an Acquiring Person effects a statutory share exchange, (iii) an Acquiring Person transfers any assets to Union National in exchange for shares of stock or securities convertible for shares of stock, (iv) an Acquiring Person enters into a transaction involving Union National at conditions less favorable than an arm’s length negotiation, or (v) any person becomes a beneficial owner of 15% or more of common stock of Union National, then the Rights Agreement provides that proper provision shall be made so that each holder of a Right may exercise the Right and receive common stock of Union National having a value equal to twice the exercise price of the Right.  For example, at an exercise price of $50.00 per Right, each Right not owned by the Acquiring Person (or certain related parties of the Acquiring Person) following the events set forth in the preceding paragraph would entitle the holder of the Right to purchase $100.00 worth of common stock (or other consideration as noted above) for $50.00.

The purpose of the Rights Agreement is to discourage unfair or financially inadequate takeover proposals and abusive takeover practices without intending to absolutely prevent a takeover.  Nevertheless, we can provide no assurance that the presence of the Rights Agreement may not have an adverse affect on the market price of our common stock.

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EXPLANATION OF THE

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, constitutes a summary description of the Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan. A complete copy of the plan document is filed as Exhibit 99.1 to the Registration Statement of which this prospectus forms a part. Those holders of Union National's common stock who do not participate in the plan will continue to receive stock certificates, if and when stock dividends or stock splits are declared.

General

1. What is the purpose of the plan?

The plan provides participants of Union National's common stock with a convenient method of investing cash dividends payable upon their common stock and the opportunity to make voluntary cash payments to purchase additional shares of common stock within the limits prescribed by the plan. To the extent that additional shares are purchased directly from Union National under the plan, Union National will receive additional funds for its general corporate purposes. (See the Section entitled "USE OF PROCEEDS".) Each participant should recognize that neither Union National nor the plan administrator can provide any assurance that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price.

2. What are the advantages of the plan?

o The plan provides participant shareholders with a convenient method of investing cash dividends payable upon their common stock and the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of common stock, without the payment of any service charges or brokerage commissions.

o Participants will obtain full investment use of funds, because the plan provides for fractional shares as well as whole shares to be credited to the participants' accounts. Fractional shares earn dividends just like whole shares when held in the plan account. (See No. 12 below.)

o Participants may avoid cumbersome safekeeping and recordkeeping costs through the free custodial and reporting services furnished by the plan. Shares are held in "book entry" form and regular statements of account are provided by the plan administrator. (See Nos. 17, 18 and 24 below.)

o Participants benefit because Union National pays all of the administrative costs of the plan. (See No. 16 below.)

3. Who administers the plan for participants?

Registrar and Transfer Company administers the plan on behalf of Union National Financial Corporation. In this capacity, the plan administrator sends periodic statements of account to participants and performs other administrative duties relating to the plan. Shares purchased for a participant under the plan are held by the plan administrator and registered in its name. (See No. 18 below.)

Any notices, questions or other communications relating to the plan should include the participant's plan account number and tax identification number and should be addressed to:

Registrar and Transfer Company
Attention: Dividend Reinvestment
P.O. Box 664
Cranford, New Jersey 07016
(800) 368-5948
info@rtco.com
www.rtco.com

Participation

4. Who is eligible to participate in the plan?

Generally, record holders of common stock of Union National are eligible to participate in the plan. However, Union National may refuse to offer the plan to various shareholders of Union National as follows:

o those who are residents of a state that may require registration, qualification or exemption of the common stock to be issued under the plan, or registration or qualification of Union National or any of its officers or employees as a broker, dealer, salesman or agent where the plan administrator determines, in its discretion, that the number of shareholders or number of shares held does not justify the expense of registration, fees, etc. in any given state;

o those whose shares are registered in the name of a nominee, such as a brokerage firm or securities depository, unless those shares are first transferred into the record name of the beneficial owner; and

Shareholders other than Union National or Union National Community Bank which beneficially own 5% or more of Union National's outstanding common stock, as determined by the plan administrator, in its sole discretion are prohibited from participating in the plan.

Subject to the limitations set forth above, participants in the plan may make voluntary cash payments which are not less than $500 nor, in the aggregate, more than $50,000 per calendar quarter. (See No. 14 below.)

5. How does an eligible shareholder become a participant in the plan?

An eligible shareholder may enroll in the plan at any time by completing and signing the authorization form included with the prospectus and returning it to the plan administrator. Additional authorization forms may be obtained at any time from the plan administrator. A properly completed authorization form must be received at least ten (10) business days before a dividend record date in order for the dividends payable to shareholders of record on that date to be reinvested in Union National's common stock under the plan.

Historically, dividends declared on the common stock have been declared and paid on a quarterly basis. Union National's Board of Directors reserves the right to change dividend record and payment dates, and if and when dividends are declared.

6. In order to participate in the plan, is a shareholder required to enroll all of his or her shares held of record?

Yes. Except as discussed in No. 4 above, all holders of record of Union National's common stock are eligible to participate in the plan, but they must participate with respect to all shares of common stock that they hold and must arrange to have the dividends on all of those shares reinvested under the plan by completing the authorization form and sending the form to the plan administrator.

7. May a participant change the number of shares subject to the plan so as to reduce the number of shares subject to dividend reinvestment to some number representing less than all shares held?

No. Shareholders may only participate in the plan with respect to all of their shares of common stock held or record in their name.

Purchases

8. How are shares of common stock acquired under the plan?

Cash dividends payable on Union National's common stock held by persons participating in the plan will be paid to the plan administrator. The cash dividends paid to the plan administrator will not include any applicable taxes withheld by Union National. The plan administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent, who will be a broker or dealer registered under the Securities Exchange Act of 1934 and may be a bank, trust company, brokerage firm, or other independent fiduciary, as selected by the plan administrator. Aside from transferring funds to the plan purchasing agent, neither Union National nor the plan administrator shall have any influence on the manner, methods, or timing of shares acquired in open market transactions. The plan purchasing agent will use the funds to purchase shares of Union National's common stock on the open market for the plan accounts of the participants. Alternatively, the plan administrator, if so directed by Union National, will acquire shares directly from Union National, or pursuant to negotiated transactions. A combination of the foregoing methods may be used in the plan administrator’s sole discretion. In any event, each participant's account will be credited with a pro rata share of the purchased shares.

9. When will shares of common stock be purchased under the plan?

All cash dividends will be used to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 days after the dividend payment date.

Voluntary cash payments accepted for purchase of common stock to be held in the plan will be used to purchase common stock on the investment date as described in the plan which will occur on a monthly basis, generally on the last day of the month, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

You will not receive any interest on optional cash payments or cash dividends pending the purchase of Union National common stock by the administrator.

10. At what price will shares of common stock be purchased under the plan?

The purchase price of the common stock purchased under the plan in open market and/or in negotiated transactions will be the participant's pro rata share of the actual costs (excluding brokerage commissions, if any) incurred by the plan administrator for those purchases. For shares of common stock purchased from Union National, the purchase price will be the fair market value of the common stock as of the applicable investment date. In the event of purchases of common stock from Union National and in the open market and/or negotiated transactions, the purchase price per share of common stock will be based on the weighted averages of the prices of all shares purchased. Each participant's account will be credited with the number of whole and fractional shares calculated to four (4) decimal places, equal to the amount to be invested for the participant divided by the applicable purchase price.

If the common stock is listed on a securities exchange registered under the Securities Exchange Act of 1934, the fair market value will be the closing price per share for the common stock on that securities exchange on the applicable investment date or, if no sale of the common stock occurred on that securities exchange on that date, the closing price per share for the common stock on that exchange on the next day on which a sale of common stock occurred. If the common stock is not listed on a registered securities exchange but is quoted on a system operated by the Financial Industry Regulatory Authority (FINRA), the fair market value will be the average of the closing dealer bid and asked prices per share for the common stock quoted on that system on the applicable investment date or, if no bid and asked prices are quoted on that system on that date, the average of the closing dealer bid and asked prices for the common stock quoted on that system on the most recent previous day on which prices were so quoted. If the common stock is not listed on a registered securities exchange or quoted in a system operated by FINRA, the fair market value will be the average of the lowest bid and highest asked prices per share for the common stock quoted on the applicable investment date by one or more brokerage firms selected by the plan administrator which then make a market in the common stock or, in the absence of any bid and asked prices quoted on that date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the common stock reported on that date or, failing this, on the most recent previous date on which quotes are available.

Notwithstanding any of the foregoing and until further notice, the purchase price of each share of common stock purchased by the plan on behalf of a participant in the plan directly from Union National (either as original issue or treasury shares) using voluntary cash payments will be 90% of the fair market value of the common stock as described herein.

11. How many shares of common stock will be purchased for participants?

The number of shares purchased for each participant will depend on the amount of dividends to be reinvested in a participant's account, the amount of any voluntary cash payments and the applicable purchase price of the common stock (See No. 10 above). Each participant's account will be credited with that number of shares, including any fractional interest computed to four (4) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in No. 10 above.

12. Will dividends on shares held in a participant's account be used to purchase additional shares under the plan?

Yes. If and when Union National declares cash and/or stock dividends or stock splits, to the record holders of shares of its common stock, the plan administrator will credit each participant's account with those dividends and/or stock splits, and all dividends and/or stock splits will be automatically reinvested in additional shares of common stock, thereby compounding each participant's investment. Fractional shares held under the plan for a participant's account will receive dividends in the same way as a whole share, but in proportion to the size of the fractional share.

Voluntary Cash Payments

13. Who is eligible to make voluntary cash payments?

All record holders of common stock who have enrolled in the plan may make voluntary cash payments within the limits prescribed by the plan.

14. What are the limitations on voluntary cash payments?

Voluntary cash payments may not be less than $500 nor, in the aggregate, more than $50,000 per calendar quarter. Union National reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

 15. How does the voluntary cash payment option work?

A voluntary cash payment may be made by sending a personal check drawn on a U.S. bank in U.S. currency payable to “Registrar and Transfer Company” along with an executed authorization form (for new participants) or a payment form (for existing participants) that will accompany each statement of account to the plan administrator. The check should include the participant's plan account number and taxpayer identification number. Additional payment forms may be obtained from the plan administrator.

Any voluntary cash payment received by the plan administrator will be used to purchase common stock to be held in the plan on the investment date as described in the plan which will occur monthly, usually on the last day of the month, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded (see No. 9 above).  You will not receive interest on voluntary cash payments held by the plan administrator pending the purchase by the plan administrator of Union National common stock.

Costs

16. What are the costs to participants in connection with purchases under the plan?

Participants are not obligated to pay any brokerage commissions or other charges with respect to purchases of common stock under the plan.

A participant who requests that the plan administrator sell shares of common stock held in the participant's account in the plan incurs a $10.00 service fee, and any brokerage fees incurred in connection with the sale. If a participant pays the fee in advance when a request for sale is made, then the fee will not be deducted from the proceeds of the sale (See Nos. 20 and 22 below). All other costs of administration of the plan are paid by Union National.

Reports to Participants

17. What kind of reports are sent to participants in the plan?

The plan administrator maintains a separate account for each participant. Each participant in the plan receives a statement of account subsequent to each dividend payment date describing cash dividends, stock dividends, stock splits, the number of shares purchased, the amount of voluntary cash payments made by the participant, the price per share, and total shares accumulated under the plan. These statements provide a continuous record of the dates and costs of purchases on a quarterly basis and should be retained for income tax purposes. In addition, participants receive Union National's annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and commission expenses paid on their behalf.

Certificates for Shares

18. Will certificates be issued for shares of common stock purchased or acquired under the plan?

No. The custodial, or "book entry" method of holding shares is a safekeeping feature that protects against loss, theft, or destruction of stock certificates. It is also a more economical way for the plan administrator to administer the plan. Certificates for shares purchased or acquired pursuant to a stock dividend or stock split for a participant's account under the plan will not be issued unless the participant:

o specifically requests in writing that the certificates be issued and includes the payment of a service fee of $10.00 to the plan administrator;

o withdraws shares from his or her plan account and requests that the shares be sold on his or her behalf; or

o terminates participation in the plan and does not request the shares to be sold on his or her behalf. A $10.00 fee is payable by participants upon withdrawal or termination from the plan. If the fee is not paid in advance when the withdrawal or termination is requested, the fee will be deducted from the participant's account.

Withdrawal of Shares in Plan Accounts

19. How may a participant withdraw shares purchased under the plan?

A participant may withdraw from participation in the plan all of the whole shares of common stock credited to his or her account by submitting written notification to the plan administrator at the address shown in No. 3 above. Whole shares of common stock withdrawn from the plan will be issued through a certificate in the name of the participant and dividends will no longer be reinvested. Any notice of withdrawal received from a participant less than ten (10) business days before a dividend record date will not be effective until the participant's dividends paid on that date have been reinvested and the shares credited to the participant's account. There is a $10.00 withdrawal fee payable by the participant. Any fractional share withdrawn will be liquidated by the plan administrator on the basis of the then current fair market value of the common stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional share be issued.

If a participant withdraws all of his or her shares from the plan, such withdrawal will be treated by the plan administrator as termination of participation in the plan.

If a participant withdraws a portion of his or her shares from the plan accompanied by a request to the plan administrator to sell the shares being withdrawn or instructions to transfer ownership of such shares to another person, the participant will continue to participate in the plan with respect to the shares not withdrawn from the plan.

If a participant withdraws a portion of his or her shares from the plan but such withdrawal is not accompanied by a request to the plan administrator to sell the shares being withdrawn or instructions to transfer ownership of such shares, the plan administrator will treat such withdrawal as termination of participation in the plan because the terms and conditions of the plan require that all shares held of record by a shareholder be enrolled in the plan in order for the shareholder to participate in the plan.

20. May a participant elect to have the withdrawn shares sold?

Yes. Participants may request the plan administrator to sell the shares withdrawn from the plan. The request to sell received from a participant less than ten (10) business days before a dividend record date will not be effective until the participant's dividends paid on that date have been reinvested and the shares credited to the participant's account. Participants should specify in their written notification of withdrawal if the plan administrator is to cause the sale of the withdrawn shares.

The plan administrator will direct the plan purchasing agent to execute a sale order providing for the sale of shares, within thirty (30) days of receipt of the notice, and to deliver to the participant a check for the proceeds of the sale, less any brokerage commissions; a $10.00 service fee; applicable withholding taxes; and transfer taxes (if any) incurred in connection with the sale. A request for shares to be sold must be signed by all persons in whose names the account appears. A Medallion Signature Guarantee is required for a sale request of $10,000 or higher.  A commercial bank, trust company, securities broker-dealer, credit union or savings and loan association which is a member of the Medallion Signature Guarantee Program or other eligible guarantor institution may guarantee signatures.  Verification by a notary public is not sufficient.  Participants must pay any taxes applicable to the sale.

Any fractional share withdrawn will be liquidated by the plan administrator on the basis of the then current fair market value of the common stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional share be issued.

Participants who withdraw all of the whole and fractional shares from their accounts will be treated as having terminated participation in the plan and will also incur a $10.00 withdrawal fee in addition to the $10.00 service fee to execute a sale order. (See No. 22 below.)

Because the plan administrator will sell shares on behalf of the plan, neither Union National nor any participant in the plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, participants will not be able to precisely time their sales through the plan and will bear the market risk associated with fluctuation in the price of Union National’s common stock. That is, if a participant sends in a request to sell shares, it is possible that the market price of Union National’s common stock could go down or up before the broker sells the participant’s shares. In addition, a participant will not earn interest on a sale transaction.

The administrator may sell your shares in any manner which it finds reasonable and appropriate under the circumstances.  In this regard, the administrator may:

o aggregate shares to be sold on behalf of various plan participants;

o sell the shares through a broker or dealer of its choosing, including a broker or dealer affiliated with the plan administrator;

o sell the shares in a negotiated transaction without a broker or dealer, including a sale to Union National; or

o purchase any of the shares on behalf of other plan participants.

Discontinuation of Dividend Reinvestment

21. How does a participant discontinue participation under the plan?

Participants may terminate their participation in the plan at any time by sending written notice to the plan administrator. When a participant terminates his or her participation in the plan, the plan administrator will deliver to the participant a certificate for whole shares credited to the participant's account under the plan, and a check representing:

o any uninvested dividends held by the plan administrator for the participant under the plan, and;

o the value of any fractional share based on the then current fair market value per share of Union National's common stock. Any notice of termination received less than ten (10) business days prior to a dividend record date will not be effective until dividends paid for the record date have been reinvested and the shares (whole or fractional) credited to the participant's account. There is a $10.00 withdrawal fee to terminate participation in the plan.

22. May a participant request shares to be sold when terminating participation?

Yes. The request should be in writing for all of the whole shares to be sold. Any request must be signed by each person in whose name the plan account appears. On receipt of the request, the plan administrator will direct the plan purchasing agent to proceed in the same manner as set forth in No. 20 above. A check will be issued in lieu of the issuance of any fractional share based on the then current fair market value per share of Union National's common stock. There is a $10.00 service fee for any participant who requests the plan administrator to sell the shares held in the participant's account. In addition, there is a $10.00 withdrawal fee to terminate participation in the plan. Therefore, any participant who elects to terminate his or her participation in the plan and directs the plan administrator to sell the shares held in his or her account will incur, in the aggregate, a service fee of $20.00, representing the $10.00 withdrawal fee and the $10.00 service fee in connection with the sale of the shares.

Federal Income Tax Information

This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

23. What are the federal income tax consequences of participation in the plan?

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in No. 17 above.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

While the matter is not free from doubt, Union National intends to take the position that the administrative expenses of the plan, which are to be paid by Union National, are not constructive dividends to plan participants.  Each plan participant will receive from Registrar and Transfer Company a Form 1099-DIV (mailed on or before January 31 of the following year) which will show the total divided income to the plan participant.

Until further notice, shares purchased by the plan directly from Union National using optional cash payments only will be purchased at 90% of the fair market value as described herein.  With respect to these shares, you must report as dividend income, the difference between the cash you invested and the fair market value of the stock purchased by the plan on your behalf.

Union National believes that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan. A participant who sells or exchanges shares previously received from the plan, or who directs the plan administrator to sell his or her plan shares, however, may recognize gain or loss. The amount of the gain or loss will be the difference between the amount you receive for your whole or fractional shares and your tax basis in the shares.  The tax basis of a share acquired directly from Union National using cash dividends is the fair market value on the date we pay the cash dividend or the date the administrator buys shares with cash dividends.  The tax basis of a share acquired in open market or in privately negotiated transactions is the purchase price plus any trading expenses incurred in the transaction which are paid by Union National.

The 10% discount to fair market value applicable to shares purchased directly from Union National using optional cash payments will increase the basis of those shares in your account.  For instance, if you send in $900 as an optional cash payment, your account would be credited with $1,000 worth of stock.  Because the discount is treated for federal income tax purposes as dividend income, you will report a dividend of $100 (in addition to any other cash dividends received) and your basis in the stock acquired using your optional cash payment will be $1,000.

A participant likely also will be required to recognize gain or loss upon the receipt of a cash payment for a fractional share held in a participant's account upon withdrawal of shares from the plan. The amount of gain or loss in either case will be the difference between the amount the participant receives for the plan shares or fractional share and the participant's tax basis in those shares or fractional share.

The holding period for those shares will commence on the day after the shares are acquired.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The above summary may not apply to certain participants in the plan, such as tax-exempt entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

24. What happens if Union National declares a stock dividend or a stock split?

The common stock in a participant's account will be adjusted to give effect to the stock dividend or stock split. In that event, the number of shares available for issuance under the plan shall likewise be adjusted. Participants will not receive certificates for their plan shares unless requested. This protects against loss, theft or destruction of stock certificates and reduces Union National's administrative costs associated with the plan.

25. How will the shares credited to a participant's account be voted at a meeting of shareholders?

Participants will receive a proxy that will enable them to direct the plan administrator how to vote whole shares held in their plan account. Shares held by the plan administrator for the account of a participant who does not properly return a proxy will not be voted. Participants will vote shares registered in their own names directly, or by proxy, as they have in the past.

26. What are the responsibilities and liabilities of Union National and the plan administrator?

Union National and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

o arising out of failure to terminate a participant's account upon his or her death; or with respect to the prices at which shares of Union National's common stock are purchased or sold, the times when or the manner in which those purchases or sales are made, the decision whether to purchase shares of common stock on the open market or from Union National, fluctuations in the market value of the common stock; and

o any matters relating to the operation or management of the plan.

All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania.

27. May the plan be modified or discontinued?

Yes. The Board of Directors of Union National, in its discretion, may modify, suspend, or terminate the plan at any time and will endeavor to promptly notify participants of any suspension, termination, or modification. The Board of Directors of Union National may terminate, for whatever reason, at any time, as it may determine, in its sole discretion, a participant's participation in the plan, after mailing a notice of intention to terminate to the participant at the address as it appears in the plan administrator's records.

28. May participants pledge shares held in their account under the plan?

No. Shares credited to a participant's account under the plan may not be pledged or assigned, nor may any rights or interests under the plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. Participants who wish to pledge or assign their shares held under the plan must withdraw those shares from the plan which will terminate their participation in the plan.

Use of Proceeds

Union National does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from Union National and not in the open market, Union National intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to its subsidiary bank, Union National Community Bank. The amounts and timing of the application of proceeds will depend upon the funding requirements of the bank and its subsidiaries and the availability of other funds.  Based on the anticipated growth of subsidiaries and the financial needs of Union National, management anticipates that it, from time to time, will engage in additional financing of a character and in amounts that have yet to be determined.

Experts

The consolidated financial statements included in Union National’s Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference into this prospectus have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as indicated in its report with respect thereto and are incorporated by reference in this document in reliance upon the authority of the firm as experts in auditing and accounting.

Legal Matters

Bybel Rutledge LLP, Lemoyne, Pennsylvania passed upon the legality of the common stock to be issued under this prospectus. Based on this opinion, the shares of common stock, when issued by Union National in accordance with the terms and conditions of the plan, will be validly issued, fully paid and non-assessable.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Union National that file electronically with the SEC. This address of that site is www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” in this prospectus other information. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement;

(a) Union National's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30 2009;

(b) Union National's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 15, 2009;

(c) Union National's Current Reports on Form 8-K, filed with the Commission on April 23, 2009, May 7, 2009 and May 13, 2009; and

(d) The description of Union National’s common stock that appears in the Union National prospectus filed with the SEC on May 27, 1997 which forms a part of Union National’s Registration Statement No. 333-27837 on Form S-8.

We also incorporate by reference in this prospectus additional documents filed by us with under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

Documents incorporated by reference are available without charge to each participant in the plan who requests, a copy of any or all of the documents. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from Union National. Requests for copies should be addressed to:

Union National Financial Corporation, Attention: Chief Financial Officer, 570 Lausch Lane, Suite 300 Lancaster, Pennsylvania 17601 (717) 492-2222.

You may obtain, at no cost, copies of the information incorporated by reference in this prospectus, upon written or oral request. The inside front cover of this prospectus contains information on how to make a request.

Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Union National, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Registration Fee	$0.00
Blue Sky Fees	$0.00
Accounting Fees*	$2,000.00
Legal Fees and Expenses*	$4,000.00
Printing Fees and Postage*	$1,000.00
Total	$7,000.00

*Estimated

Item 15.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The Bylaws of Union National Financial Corporation provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of Union National Financial Corporation and such actions or inactions did not constitute a breach of fiduciary duty, lack of good faith or self-dealing, or willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the corporation.

Item 16.	Exhibits.

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to Union National Financial Corporation.*

Exhibit 23.1	Consent of Beard Miller Company LLP.

Exhibit 23.2	Consent of Bybel Rutledge LLP.*

Exhibit 24.1	Power of Attorney.

Exhibit 99.1	Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan.

Exhibit 99.2	Form of Enrollment Card.

Exhibit 99.3	Form of Letter to Shareholders.

* Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:
(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)
 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)
 To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-145155 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Manheim, Commonwealth of Pennsylvania, on this 28th day of May 2009.

UNION NATIONAL FINANCIAL CORPORATION
(Registrant)

By	/s/ Mark D. Gainer
Mark D. Gainer
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark D. Gainer and Michael D. Peduzzi, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 28, 2009.

Name	Capacity

/s/ Mark D. Gainer	President, Chairman, Chief Executive Officer, and Director (Principal Executive Officer)
Mark D. Gainer

/s/ Michael D. Peduzzi	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Michael D. Peduzzi

/s/ Donald Cargas, Jr.	Director
Donald Cargas, Jr.

/s/ James R. Godfrey	Director
James R. Godfrey

/s/ Barry C. Huber	Director
Barry C. Huber

/s/ Thomas J. McGrath	Director
Thomas J. McGrath

/s/ William M. Nies	Director
William M. Nies

/s/ Darwin A. Nissley	Director
Darwin A. Nissley

/s/ Lloyd C. Pickell	Director
Lloyd C. Pickell

Exhibits Index

Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to Union National Financial Corporation*

Exhibit 23.1	Consent of Beard Miller Company LLP.

Exhibit 23.2	Consent of Bybel Rutledge LLP*

Exhibit 24.1	Power of Attorney.

Exhibit 99.1	Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan.

Exhibit 99.2	Form of Enrollment Card.

Exhibit 99.3	Form of Letter to Shareholders.

*Previously filed.